UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2006

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Three First National Plaza, Chicago, Illinois 60602-4260

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 726-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.03 Material Modification to Rights of Security Holders

On April 27, 2006, the Board of Directors of Sara Lee Corporation, a Maryland corporation (“Sara Lee”), approved Amendment No. 3 (“Amendment No. 3”) to the Rights Agreement dated as of March 26, 1998, as amended on June 1, 2002 and as further amended on March 31, 2005 (as amended, the “Rights Agreement”), by and among Sara Lee and Computershare Trust Company, N.A., a national association and successor in interest to First Chicago Trust Company of New York (“Computershare”), as Rights Agent. As more fully described in and subject to the terms thereof, the Rights Agreement generally gives holders of Sara Lee’s common stock rights to acquire additional securities of Sara Lee upon the occurrence of specified events. Amendment No. 3 amends the Rights Agreement to accelerate the expiration date of the Rights Agreement from May 25, 2008 to September 1, 2006. Amendment No. 3 was signed by Computershare and Sara Lee on May 18, 2006.

Also on April 27, 2006, the Board of Directors amended Sara Lee’s Corporate Governance Guidelines to add a policy that the Board will obtain stockholder approval prior to the future adoption of any stockholder rights plan; provided that the Board may act on its own to adopt a stockholder rights plan if, under the then current circumstances, in the business judgment of a majority of the independent members of the Board, adoption of a stockholder rights plan without prior stockholder approval is in the best interests of Sara Lee and its stockholders or is otherwise required by the Board’s fiduciary duties. The Corporate Governance Guidelines also provide that if a future stockholder rights plan is adopted by the Board without stockholder approval, then the Board’s policy is to submit the stockholder rights plan to stockholders for ratification within twelve months after the adoption of the stockholder rights plan. If stockholder approval is not obtained, the stockholder rights plan will terminate promptly after the vote has been certified by the inspector of elections.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2006

SARA LEE CORPORATION (Registrant)

By:	/s/ Roderick A. Palmore
Executive Vice President, General Counsel and Secretary